                                                                    EXHIBIT 4.14

                                                                  EXECUTION COPY

             -----------------------------------------------------

                              PURCHASE AGREEMENT

                                    between

                           AMERISOURCE CORPORATION,

                                  as Seller,

                                      and

                AMERISOURCE RECEIVABLES FINANCIAL CORPORATION,

                                   as Buyer,


                           Dated as of May 14, 1999

             -----------------------------------------------------

                               TABLE OF CONTENTS

                                                                    Page

                                   ARTICLE I

                                  DEFINITIONS

SECTION 1.1.  Certain Defined Terms...............................    1

SECTION 1.2.  Interpretation and Construction.....................   10

                                   ARTICLE II

                        SALES AND TRANSFERS; SETTLEMENTS

SECTION 2.1.  General Terms.......................................   10

SECTION 2.2.  Purchase and Sale...................................   10

SECTION 2.3.  Transfers and Assignments...........................   11

SECTION 2.4.  Protection of Ownership of the Buyer................   12

SECTION 2.5.  Mandatory Repurchase Under Certain Circumstances....   13

SECTION 2.6.  Deemed Collections..................................   13

SECTION 2.7.  Transfers by Buyer..................................   14

SECTION 2.8.  Payment of Collections and Deemed Collections.......   14

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1.  Representations and Warranties of Seller............   14

SECTION 3.2.  Representations and Warranties of the Seller With
              Respect to Each Sale of Receivables.................   18

                                   ARTICLE IV

                              CONDITIONS PRECEDENT

SECTION 4.1.  Conditions to Closing...............................   19

SECTION 4.2.  Conditions to Purchases.............................   20

                                   ARTICLE V

                                   COVENANTS

SECTION 5.1.  Covenants of the Seller.............................   21

SECTION 5.2.  Negative Covenants of the Seller....................   24

                               TABLE OF CONTENTS
                                  (continued)

                                                                   Page
                                   ARTICLE VI

                                  TERMINATION


SECTION 6.1.  Term...............................................  26

SECTION 6.2.  Effect of Termination..............................  26

                                  ARTICLE VII

                                INDEMNIFICATION

SECTION 7.1.  Expenses...........................................  26

SECTION 7.2.  Indemnity for Taxes, Reserves and Expenses.........  27

SECTION 7.3.  Indemnity..........................................  28

                                  ARTICLE VIII

                                 MISCELLANEOUS

SECTION 8.1.  Survival...........................................  29

SECTION 8.2.  Waivers; Amendments................................  30

SECTION 8.3.  Notices............................................  30

SECTION 8.4.  Governing Law; Submission to Jurisdiction;
              Integration........................................  30

SECTION 8.5.  Records............................................  31

SECTION 8.6.  No Implied Waiver; Cumulative Remedies.............  31

SECTION 8.7.  No Discharge.......................................  31

SECTION 8.8.  Prior Understandings...............................  31

SECTION 8.9.  Successors and Assigns.............................  31

SECTION 8.10.  No Petition.......................................  32

SECTION 8.11.  No Recourse.......................................  32

SECTION 8.12.  Severability; Counterparts, Waiver of Setoff......  32

SECTION 8.13.  Confidentiality...................................  32

SECTION 8.14.  Third Party Beneficiary...........................  32

                                 PURCHASE AGREEMENT

  This PURCHASE AGREEMENT, dated as of May 14, 1999 (as amended, supplemented or otherwise modified and in effect from time to time, this "Agreement"), made by
                                                          ---------
and between AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, a Delaware corporation, as buyer (the "Buyer") and AMERISOURCE CORPORATION, a Delaware
                            -----
corporation, as seller (the "Seller").
                             ------

                                 R E C I T A L S:
                                 ---------------

  WHEREAS, the Seller in the ordinary course of its business generates certain accounts receivable and related rights and interests.

  WHEREAS, subject to the terms and conditions of this Agreement, the Seller desires to sell from time to time to the Buyer, and the Buyer desires to purchase from time to time from the Seller, certain Receivables (as defined below), subject to the terms and conditions of this Agreement.

  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and sufficient consideration, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

  SECTION 1.1.  Certain Defined Terms.  As used in this Agreement, the following
                ---------------------
capitalized terms shall have the following meanings:

  "Administrative Agent" shall mean Morgan Guaranty Trust Company of New York,
   --------------------
together with its successors and assigns, or such other Person as provided in the Receivables Purchase Agreement, in the capacity of administrative agent for the "Owners," as such term is defined in the Receivables Purchase Agreement.

  "Affiliate" shall mean, with respect to a Person, any other Person, which
   ---------
directly or indirectly controls, is controlled by or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

  "Business Day" shall mean any day other than a Saturday, Sunday, public
   ------------
holiday under the Laws of the State of Delaware, the State of New York, the Commonwealth of

Pennsylvania or other day on which banking institutions are authorized or obligated to close in the State of Delaware, the State of New York or the Commonwealth of Pennsylvania.

  "Charge-Off" shall mean a Receivable (or any portion thereof): (i) which has
   ----------
been identified by the Servicer as uncollectible or (ii) which, in accordance with the Credit and Collection Policy, should be written off the Seller's books as uncollectible.

  "Chief Executive Office" shall mean, with respect to the Seller or the Buyer,
   ----------------------
the place where such Seller or Buyer, as the case may be, is located, within the meaning of Section 9-103(3)(d), or any analogous provision, of the UCC, in effect in the jurisdiction whose Law governs the perfection of the Buyer's ownership of any Purchased Asset.

  "Closing Date" shall mean May 14, 1999.
   ------------

  "Collections" shall mean, for any Receivable as of any date, (i) the sum of
   -----------
all amounts, whether in the form of wire transfer, cash, checks, drafts, or other instruments, received by the Seller or the Servicer or in a Permitted Lockbox or the Concentration Account in payment of, or applied to, any amount owed by an Obligor on account of such Receivable (including but not limited to all amounts received on account of any Defaulted Receivable) on or before such date, including, without limitation, all amounts received on account of such Receivable, if any, and all other fees and charges, (ii) cash Proceeds of Related Security with respect to such Receivable, and (iii) all amounts deemed to have been received by the Seller as a Collection pursuant to Section 2.6(a) or 2.6(b) hereof.

  "Concentration Account" shall mean the demand depository account identified on
   ---------------------
Exhibit B hereto maintained by the Permitted Concentration Account Bank pursuant to the Concentration Account Servicing Instructions for the purpose of receiving wire transfer payments made by Obligors or such other demand depositary account as the Buyer may establish from time to time.

  "Concentration Account Servicing Instructions" shall mean the instructions
   --------------------------------------------
relating to the Concentration Account which are in compliance with the Receivables Purchase Agreement, which have been agreed upon by the Buyer and the Permitted Concentration Account Bank.

  "Consolidated Subsidiary" shall mean, at any date, for any Person, any
   -----------------------
subsidiary or other entity the accounts of which would be consolidated under GAAP with those of the Seller in its consolidated financial statements as of such date.

  "Contract" shall mean a binding contract between the Seller and an Obligor,
   --------
including any and all instruments, agreements, invoices or other writings, which gives rise to a short-term receivable arising from the sale by the Seller of goods or services in the ordinary course of the Seller's business.

  "Credit and Collection Policy" shall mean the Seller's credit, collection,
   ----------------------------
enforcement, procedure and other policies relating to the Contracts and the Receivables existing on the date hereof as set forth on Exhibit A hereto, as the same may be amended, supplemented or otherwise modified from time to time in compliance with Section 5.2(g) hereof.

  "Defaulted Receivable" shall mean a Receivable  (i) which has become
   --------------------
uncollectible by reason of the Obligor's inability to pay, as determined by the Servicer in accordance with the Credit and Collection Policy, (ii) in respect of which an Event of Bankruptcy (without giving effect to the 60-day grace period in clause (b) of such definition) has occurred with respect to the related Obligor or (iii) in respect of which the Obligor is more than 90 days past due, except that portion of the Outstanding Balance thereof which is the subject of a good faith Dispute between the Seller and the Obligor as to the amount due on the related Contract.

  "Dilution Factors" shall mean credits issued for returned or repossessed
   ----------------
goods, shortages, pricing adjustments and volume rebates and other allowances, adjustments and deductions (including, without limitation, any special or other discounts or any reconciliations or actual set-offs of an Eligible Government Receivable) that (i) are given to an Obligor in connection with the Credit and Collection Policy and (ii) result in a reduction of such Obligor's payment obligation.

  "Dispute" shall mean any dispute, deduction, claim, offset, defense,
   -------
counterclaim, set-off or obligation of any kind, contingent or otherwise, relating to a Receivable, including, without limitation, any dispute relating to goods or services already paid for.

  "Dollars" or "$" shall mean the lawful currency of the United States of
   -------      -
America.

  "Eligible Government Receivables" shall mean, at the time, any Eligible
   -------------------------------
Receivables in respect of which the related Obligor is the United States of America, any State or any agency or instrumentality or political subdivision thereof.

  "Eligible Receivable" shall mean, at the time, any Receivable:
   -------------------

  (a) which complies with all applicable Laws and other legal requirements, whether Federal, state or local, including, without limitation, to the extent applicable, usury laws, the Federal Consumer Credit Protection Act, the Fair Credit Billing Act, the Federal Truth in Lending Act, and Regulation Z of the Board of Governors of the Federal Reserve System;

  (b) which constitutes an "account" or a "general intangible" as defined in the UCC as in effect in the State of New York and the jurisdiction whose Law governs the sale and perfection of the Buyer's ownership interests therein, and is not evidenced by an "instrument," as defined in the UCC as so in effect;

  (c) which was originated in connection with a sale of goods or the provision of services by the Seller in the ordinary course of the Seller's business to an Obligor who was approved by the Seller in accordance with its Credit and Collection Policy, and which Obligor is not an Affiliate of the Seller;

          (d) which (i) arises from a Contract and has been billed, or in respect of which the related Obligor is otherwise liable, in accordance with the terms of such Contract and (ii) arises from a Contract that (A) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of the Seller under such Contract, and (B) does not contain any provision that restricts the ability of the Buyer to exercise its rights under this Agreement, including, without limitation, its right to review the Contract;

          (e) which is genuine and constitutes a legal, valid, binding and irrevocable payment obligation of the related Obligor, enforceable in accordance with its terms, and which is not subject to any Dispute or other offset (other than Eligible Government Receivables), counterclaim or other defense;

          (f) which provides for payment in Dollars by the related Obligor;

          (g) which directs payment thereof to be sent to a Permitted Lockbox or the Concentration Account;

          (h) which has not been repurchased by the Seller pursuant to the repurchase provisions of this Agreement;

          (i) which is not a Defaulted Receivable;

          (j) which has a related Obligor who (i) is not more than 90 days past due on greater than 50% of the aggregate outstanding balance of such Receivable and other receivables generated by the Seller and (ii) is not the subject of a current Event of Bankruptcy and has not been the subject of an Event of Bankruptcy during the prior 24 months unless otherwise agreed to in writing by the Buyer;

          (k) which has a related Obligor which is a Person domiciled in the United States of America or Canada;

          (l) which was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Receivable, the related Contract or the sale of the Purchased Assets to the Buyer hereunder unlawful, invalid or unenforceable and which is not subject to any legal limitation on transfer;

          (m) which is owned solely by the Seller free and clear of all Liens, except for the Liens arising in connection with this Agreement;

          (n) for which all goods, services, and other products and transactions in connection with such Receivable have been finally performed or delivered to and accepted by the Obligor without Dispute;

          (o) which does not provide the Obligor with the right to obtain any cash advance thereunder;

          (p) which has not been selected in a manner materially adverse to the Buyer;

          (q) which, if such Receivable is not interest bearing, by its terms requires payment in respect thereof to be made no later than 120 days after the date of the original invoice with respect thereto;

          (r) which is an eligible asset within the meaning of Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended from time to time;

          (s) which is not of a type that has been disqualified by Standard & Poor's Ratings Services or Moody's Investor's Services, Inc., for any other reason;

          (t) which is not payable in installments (except for Receivables related to opening orders);

          (u) which is not evidenced by a promissory note; and

          (v) which has terms which have not been modified, impaired, waived, altered, extended or renegotiated since the initial sale or provision of service to an Obligor in any way not provided for in this Agreement.

          "ERISA" shall mean, with respect to any Person, the Employee
           -----
Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

          "ERISA Affiliate" shall mean, with respect to any Person, any
           ---------------
corporation or person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which such Person is a member, or (ii) solely for the purposes of potential liability under
Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which such Person is a member.

          "Event of Bankruptcy" shall mean, for any Person:
           -------------------

          (a) that such Person shall admit in writing its inability to pay its debts as they become due; or

          (b) (i) a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or for the winding-up or liquidation of its affairs and (ii) either such proceedings shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceedings shall occur provided that the grace period allowed for by this clause (ii) shall not apply to any proceeding instituted by an Affiliate of such Person in furtherance of any of the actions set forth in the preceding clause (i); or

  (c) the commencement by such Person of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such Person's consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or for any substantial part of its property, or any general assignment for the benefit of creditors; or

  (d) if such Person is a corporation, such Person, or any subsidiary of such Person, shall take any corporate action in furtherance of, or the actions of which would result in any of the actions set forth in the preceding clause (a),
(b) or (c).

  "Event of Termination" shall mean, with respect to any Person, (i) a
   --------------------
contribution failure shall occur with respect to any Plan sufficient to give rise to a lien under Section 302(f) of ERISA; or (ii) the Internal Revenue Service shall, or shall indicate its intention in writing to the Seller, AmeriSource or any ERISA Affiliate to, file a notice of lien asserting a claim or claims pursuant to the Internal Revenue Code with regard to any of the assets of the Seller, AmeriSource or any ERISA Affiliates; or (iii) the PBGC shall, or shall indicate its intention in writing to the Seller, AmeriSource or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller, AmeriSource or any ERISA Affiliate or terminate any Plan that has unfunded benefit liabilities; or (iv) any steps shall have been taken to terminate any Plan subject to Title IV of ERISA.

  "Facility Documents" shall mean collectively, this Agreement, the Receivables
   ------------------
Purchase Agreement and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

  "Fiscal Year" shall mean each year ending September 30, which is the fiscal
   -----------
year of the Seller.

  "GAAP" shall mean generally accepted accounting principles in the United
   ----
States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

  "Indemnified Parties" shall have the meaning specified in Section 7.2(a)(i)
   -------------------
hereof.

  "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as
   ---------------------
amended from time to time, and any successor thereto, and the regulations promulgated and rules issued thereunder.

  "Law" shall mean any law (including common law), constitution, statute,
   ---
treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

  "Lien", in respect of the property of any Person, shall mean any ownership
   ----
interest of any other Person, any mortgage, deed of trust, hypothecation, pledge, lien, security interest, filing of any financing statement, charge or other encumbrance or security arrangement of any nature whatsoever, including, without limitation, any conditional sale or title retention arrangement, and any assignment, deposit arrangement, consignment or lease intended as, or having the effect of, security.

  "Lockbox Account" shall mean a demand deposit account identified on Exhibit B
   ---------------
hereto maintained with a Permitted Lockbox Bank pursuant to the Lockbox Servicing Instructions for the purpose of depositing payments made by the Obligors or such other account as the Buyer may establish from time to time.

  "Lockbox Servicing Instructions" shall mean the instructions relating to
   ------------------------------
lockbox services in connection with a Permitted Lockbox and related Lockbox Account which are in compliance with the Receivables Purchase Agreement, which have been agreed upon by the Buyer and the related Permitted Lockbox Bank.

  "Monthly Report Date" shall mean, with respect to each Monthly Period the
   -------------------
twenty-fourth (24th) Business Day following the last day of such Monthly Period (as defined in the Receivables Purchase Agreement).

  "Multiemployer Plan" shall mean, with respect to any Person, a "multiemployer
   ------------------
plan," as defined in Section 4001(a)(3) of ERISA, which is or was at any time during the current year or the immediately preceding five years contributed to by such Person or any ERISA Affiliate on behalf of its employees and which is covered by Title IV of ERISA.

  "Obligor" shall mean, for any Receivable, each and every Person who purchased
   -------
goods or services on credit under a Contract and who is obligated to make payments to the Seller pursuant to such Contract.

  "Official Body" shall mean any government or political subdivision or any
   -------------
agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

"Outstanding Balance" of any Receivable shall mean, at any time, the then
 -------------------
outstanding amount thereof.

  "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity
   ----
succeeding to any or all of its functions under ERISA.

  "Permitted Concentration Account Bank" shall mean the bank identified on
   ------------------------------------
Exhibit B hereto or such other bank or financial institution or entity as the Buyer may select for purposes of establishing the Concentration Account.

  "Permitted Lockbox" shall mean a post office box or other mailing location
   -----------------
identified on Exhibit B hereto maintained by a Permitted Lockbox Bank pursuant to the Lockbox Servicing Instructions for the purpose of receiving payments made by the Obligors for subsequent deposit into a related Lockbox Account, or such other post office box or other mailing location as the Buyer may establish from time to time.

  "Permitted Lockbox Bank" shall mean a bank identified on Exhibit B hereto or
   ----------------------
such other bank or financial institution as the Buyer may select for purposes of establishing a Permitted Lockbox.

  "Person" shall mean an individual, corporation, limited liability company,
   ------
partnership (general or limited), trust, business trust, unincorporated association, joint venture, joint-stock company, Official Body or any other entity of whatever nature.

  "Plan" shall mean, with respect to any Person, any employee benefit or other
   ----
plan which is or was at any time during the current year or immediately preceding five years established or maintained by such Person or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

  "Proceeds" shall mean "proceeds" as defined in Section 9-306(l) of the
   --------
Relevant UCC.

  "Purchase" shall mean a purchase of Receivables, together with the Related
   --------
Security and Collections with respect thereto, by the Buyer from the Seller pursuant to Sections 2.1 and 2.2 hereof.

  "Purchase Date" shall mean each Business Day on which a Purchase occurs.
   -------------

  "Purchase Price" shall have the meaning specified in Section 2.2(c) hereof.
   --------------

  "Purchased Assets" shall mean, at any time, the Buyer's undivided ownership
   ----------------
interest in (i) each and every then outstanding Receivable, (ii) all Related Security with respect to each such Receivable, (iii) all Collections with respect thereto, and (iv) all cash and non-cash Proceeds of the foregoing.

  "Receivable" shall mean, all indebtedness owed to the Seller by any Obligor
   ----------
(without giving effect to any Purchase hereunder by the Buyer at any time) under a Contract, whether or not constituting an account or a general intangible and whether or not evidenced by chattel paper or an instrument, whether now existing or hereafter arising and wherever located, arising in connection with the sale of goods or the rendering of services by the Seller and including the right to payment of all monies due and to become due under such Contract and other obligations of the Obligor with respect thereto, but excluding any amount of sales tax, excise tax or other similar tax or charge incurred in connection with the sale of the goods or services which gave rise to such indebtedness. Notwithstanding the foregoing, once a Receivable has been deemed collected pursuant to Section 2.6, it will no longer constitute a Receivable hereunder.

  "Receivables Purchase Agreement" shall mean the Receivables Purchase Agreement
   ------------------------------
dated as of May 14, 1999 by and among the Seller, as Servicer, the Buyer, as Seller, AmeriSource Health Corporation, as Guarantor, Delaware Funding Corporation, as Buyer, and the Administrative Agent, as the same may be from time to time amended, modified or supplemented.

  "Records" shall mean correspondence, memoranda, computer programs, tapes,
   -------
discs, papers, books or other documents or transcribed information of any type whether expressed in ordinary or machine-readable language maintained with respect to the Receivables and the related Obligors.

  "Related Security" shall mean with respect to any Receivable:
   ----------------

  (a)  all Contracts with respect to such Receivable;

  (b) all of the Seller's interest, if any, in the goods, merchandise (including returned merchandise) or equipment, if any, the sale of which by the Seller gave rise to such Receivable;

  (c) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

  (d) all guarantees, indemnities, letters of credit, insurance or other agreements or arrangements of any kind from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

  (e) all Records relating to, and all service contracts and any other contracts associated with, the Receivables, the Contracts or the Obligors; and

  (f)  all Proceeds of the foregoing.

  "Relevant UCC" shall mean the UCC as in effect in the State of New York and
   ------------
the jurisdiction whose Law governs the perfection of the Buyer's ownership interests therein.

  "Responsible Officer" shall mean, with respect to the Seller or the Buyer, the
   -------------------
chief executive officer, president, principal financial officer or treasurer of such Person and any other Person designated as a Responsible Officer by any such officers, identified on the List of Responsible Officers attached as Exhibit C hereto (as such list may be amended or supplemented from time to time) and agreed to by the Seller.

  "Servicer" shall mean, initially, the Seller, and thereafter any successor
   --------
Servicer designated pursuant to the Receivables Purchase Agreement.

  "Subordinated Loan" shall have the meaning specified in Section 2.2(d) hereof.
   -----------------

  "Subordinated Note" shall have the meaning specified in Section 2.2(d) hereof.
   -----------------

  "UCC" shall mean, with respect to any jurisdiction, the Uniform Commercial
   ---
Code, or any successor statute, or any comparable law, as the same may from time to time be amended, supplemented or otherwise modified and in effect in such jurisdiction.

  SECTION 1.2.  Interpretation and Construction.  Unless the context of this
                -------------------------------
Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole. References in this Agreement to "determination", "determine" and "determined" by the Buyer shall be conclusive absent manifest error and include good faith estimates by the Buyer (in the case of quantitative determinations), and the good faith belief of the Buyer (in the case of qualitative determinations). The words "hereof", "herein", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified. As used in this Agreement, the masculine, feminine or neuter gender shall each be deemed to include the others whenever the context so indicates. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms not otherwise defined herein which are defined in the UCC as in effect in the State of New York on the date hereof shall have the respective meanings ascribed to such terms therein unless the context otherwise clearly requires. All other capitalized terms used herein and not otherwise defined shall have the meanings specified in the Receivables Purchase Agreement.

                                   ARTICLE II

                        SALES AND TRANSFERS; SETTLEMENTS

  SECTION 2.1.  General Terms.  On the terms and conditions hereinafter set
                -------------
forth, commencing on the later of (a) June 18, 1999 and (b) the date the conditions precedent to the initial Purchase in Section 4.1 are satisfied to the date on which this Agreement terminates in accordance with Section 6.1 hereof, the Seller shall sell to the Buyer on each Purchase Date, without recourse, except as specifically set forth herein, all right, title and interest of the Seller in, to and under the Receivables, along with Related Security with respect to such Receivables and Collections with respect thereto, and the Buyer agrees to purchase such Receivables, Related Security and Collections from the Seller.

  SECTION 2.2.  Purchase and Sale.
                -----------------

  (a) The Seller hereby irrevocably sells, sets over, assigns, transfers and conveys to the Buyer and its successors and assigns, without recourse, except as specifically set forth herein, and the Buyer hereby accepts, purchases and receives, all of the Seller's right, title, and interest in and to the Purchased Assets, whether such Purchased Assets are now owned or hereafter created or acquired by the Seller, along with all monies, instruments, securities, documents and other property from time to time on deposit in or credited to the Lockbox Accounts or the Concentration Account relating to the Purchased Assets.

          (b) Each Purchase shall be made on a Purchase Date, provided that all conditions to purchase specified in Section 4.2 are satisfied.

          (c) The purchase price (the "Purchase Price") for the Receivables
                                       --------------
(together with the related Purchased Assets) payable with respect to any Purchase Date shall be the fair market value of the Receivables sold on such date, as agreed by the Seller and the Buyer. Subject to paragraph (d) below, the Purchase Price for the Purchased Assets sold by the Seller under this Agreement shall be payable in full in immediately available funds by the Buyer, and on or before the Business Day following a Purchase Date, the Buyer shall, upon satisfaction of the applicable conditions set forth in Article IV, make available to the Seller the cash portion of the Purchase Price in same day funds.

          (d) The Purchase Price to be paid by the Buyer on the Closing Date and on each subsequent Purchase Date shall be paid (i) in cash, (ii) with the consent of the Seller, by means of capital contributed by the Seller to the Buyer in the form of a contribution of the Purchased Assets and/or (iii) if consented to by the Seller and in the sole discretion of the Seller, by means of a loan by the Seller to the Buyer (each a "Subordinated Loan" and collectively,
                                           -----------------
the "Subordinated Loans") evidenced by the subordinated note (the "Subordinated
     ------------------                                            ------------
Note") in the form attached hereto as Exhibit D.  The Subordinated Loans shall
----
be made on a revolving basis from time to time during the term of this Agreement as the Buyer may from time to time request and the Seller shall agree for the sole purpose of purchasing Receivables from the Seller. Interest on and principal of the Subordinated Note shall be payable in the amounts and at the times specified in the Subordinated Note. The Seller shall maintain records of the date and amounts of each Subordinated Loan and payments thereon.

          SECTION 2.3.  Transfers and Assignments.
                        -------------------------

          (a) It is the intention of the parties hereto that each Purchase made hereunder shall constitute a sale and assignment as such terms are used in
Article 9 of the UCC, which sales and assignments are absolute, irrevocable and without recourse except as specifically provided herein and shall provide the Buyer with the full benefits of ownership of the Receivables and the other related Purchased Assets. In the event that such Purchase is deemed to constitute a pledge rather than a sale and assignment of the aforementioned property, the Seller does hereby grant to the Buyer a first priority perfected security interest in and to, and lien on, the Purchased Assets, together with all monies from time to time on deposit in the Lockbox Accounts and the Concentration Account relating to the Purchased Assets. The possession by the Buyer or its transferee or agent of notes and such other goods, money, documents, chattel paper or certificated securities related thereto shall be deemed to be "possession by the secured party" for purposes of perfecting such security interest pursuant to the Relevant UCC (including, without limitation, Section 9-305 thereof). Notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, bailees or agents (as applicable) of, the Buyer or its transferee for the purpose of perfecting such security interest under the Relevant UCC and other applicable Laws. The sale and conveyance hereunder of the Purchased Assets does not constitute an assumption by the Buyer or its successors and assigns of any obligations of the Seller to Obligors or to any other Person in connection with Receivables or under any agreement or instrument relating to the Receivables.

          (b) In connection with the sale and transfer under Section 2.2(a), the Seller agrees to record and file, at its own expense, financing statements with respect to the Purchased Assets now existing and hereafter created or acquired, suitable to reflect the transfer of chattel paper, accounts and general intangibles (each as defined in Article 9 of the Relevant UCC) and meeting the requirements of applicable state Law in such manner and in such jurisdictions as are necessary to perfect the sale, transfer and assignment of the Purchased Assets to the Buyer, and to deliver a file-stamped copy of such financing statements or other evidence of such filing satisfactory to the Buyer on or prior to the applicable Purchase Date. In addition to, and without limiting the foregoing, the Seller shall, upon the request of the Buyer, in order to accurately reflect this transaction, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant to Section 8.9 hereof) as may be reasonably requested by the Buyer.

          (c) The Seller shall maintain its books and records, including but not limited to any computer files and master data processing records, so that such records that refer to Receivables sold hereunder shall indicate clearly that the Seller's right, title and interest in such Receivables has been sold to the Buyer and that an interest in such Receivables has been transferred and assigned by the Buyer to the Administrative Agent (for the benefit of the Owners described in the Receivables Purchase Agreement). Indication of the Buyer's interest in Receivables shall be deleted from or modified on the Seller's records when, and only when, the Receivables shall have been paid in full or the Buyer's interest in such Receivables shall have been repurchased or repaid by the Seller hereunder. The Seller agrees to deliver to the Buyer on the first Purchase Date a list, which may be a computer file or microfiche list, containing a true and complete schedule of all Receivables constituting Purchased Assets, identified by account number and by Outstanding Balance as of the origination date of each such Receivables. Such file or list shall be marked as the "Receivables Schedule" and as Schedule 1 to this Agreement, shall be delivered to the Buyer as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement.

          SECTION 2.4.  Protection of Ownership of the Buyer.
                        ------------------------------------

          (a) The Seller agrees that from time to time, at its expense, it shall promptly execute and deliver all additional instruments and documents and take all additional action that the Buyer may reasonably request in order to perfect the interests of the Buyer in and to, or to protect, the Purchased Assets or to enable the Buyer to exercise or enforce any of its rights hereunder. To the fullest extent permitted by applicable Law, the Buyer shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Seller's signature in such cases where the Seller is obligated hereunder or under the Relevant UCC to sign such statements, amendments or assignments if, after written notice to the Seller, the Seller shall have failed to sign such continuation statements, amendments or assignments within ten (10) Business Days after receipt of such notice from the Buyer. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

          (b) At any reasonable time and from time to time at the Buyer's reasonable request and upon seven days' prior notice to the Seller, the Seller shall permit such Person as the Buyer may designate, at such Person's expense, to conduct audits or visit and inspect any of the properties of the Seller to examine the Records, internal controls and procedures maintained by the Seller with respect to the Receivables and take copies and extracts therefrom, and to discuss the Seller's affairs with its officers, employees and, upon notice to the Seller, independent accountants. The Seller hereby authorizes such officers, employees and independent accountants to discuss with the Buyer the affairs of the Seller. Any audit provided for herein shall be conducted in accordance with Seller's rules respecting safety and security on its premises and without materially disrupting operations.

          (c) The Buyer shall have the right to do all such acts and things as it may deem reasonably necessary to protect its interests hereunder, including, without limitation, confirmation and verification of the existence, amount and status of the Receivables.

          SECTION 2.5.  Mandatory Repurchase Under Certain Circumstances.  The
                        ------------------------------------------------
Seller shall repurchase from the Buyer any Receivable constituting a Purchased Asset if at any time the Buyer or its assignee shall cease to have a perfected ownership interest or first priority perfected security interest in such Receivable, free and clear of any Lien.

          SECTION 2.6.  Deemed Collections.
                        ------------------

          (a) If on any day the Outstanding Balance of a Receivable is (w) reduced or canceled as a result of any defective or rejected goods or services, any cash discount or any adjustment by the Seller, or (x) reduced or canceled as a result of a set-off in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction) or
(y) reduced or canceled as a result of any forgiveness of the obligation or of any adjustment by the Seller, or (z) otherwise reduced or canceled as a result of any Dilution Factor with respect to such Receivable, the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation. If on any day any of the representations or warranties in Sections 3.1 or 3.2 hereof are no longer true or were not true when made with respect to a Receivable, the Seller shall be deemed to have received on such day a Collection of such Receivable in full.
If, on any day, the Seller becomes aware that any Receivable was, on the date such Receivable was purchased, subject to a Dispute or other offsets, counterclaims or defenses, the Seller shall be deemed to have received a Collection of such Receivable in full on the date of discovery of such Dispute, offset, counterclaim or defense.

          (b) If the Buyer determines that any Receivable, on the date of its Purchase was not an Eligible Receivable, the Seller shall, on the date of discovery by or notice to the Seller of such fact, be deemed to have received on such day a Collection of such Receivable in full.

          (c) Any Collections deemed to be received by the Seller  pursuant to
Section 2.6(a) or 2.6(b) hereof shall be held and distributed as provided in
Section 2.9 hereof, and shall
be used to make calculations and determinations hereunder, to the same extent as if such Collections had actually been received. So long as the Seller shall hold any Collections or deemed Collections required to be paid to the Buyer or its agent, it shall hold such Collections in trust for such Person.

          SECTION 2.7.  Transfers by Buyer.  The Seller acknowledges and
                        ------------------
agrees that (a) the Buyer may, pursuant to the Receivables Purchase Agreement, sell the Purchased Assets and assign its rights under this Agreement to the Administrative Agent (for the benefit of the Owners described in the Receivables Purchase Agreement) and (b) the representations, warranties and covenants contained in this Agreement and the rights of the Buyer under this Agreement are intended to benefit the Administrative Agent (for the benefit of the Owners described in the Receivables Purchase Agreement). The Seller hereby consents to all such sales and assignments.

          SECTION 2.8.  Payment of Collections and Deemed Collections.  If the
                        ---------------------------------------------
Seller shall receive any Collections with respect to Receivables which have been sold to the Buyer pursuant to this Agreement, the Seller shall hold such Collections in trust for the Buyer and shall pay such amounts to the Buyer as soon as practicable, but in no event more than one Business Day after receipt thereof. Any Collections deemed to be received by the Seller pursuant to Section
2.6 hereof shall be paid by the Seller to the Buyer no later than the first Business Day following the Monthly Report Date for the month in which such Collections are deemed to have been received hereunder. The Servicer shall hold or distribute all Collections deemed received pursuant to Section 2.6 hereof in accordance with the provisions of the Receivables Purchase Agreement.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES

          SECTION 3.1.  Representations and Warranties of Seller.  The Seller in
                        ----------------------------------------
addition to the other representations and warranties contained herein or made pursuant hereto, hereby represents and warrants to the Buyer on and as of the Closing Date and on as of the date of each Purchase hereunder that:

          (a) Organization and Qualification.  The Seller is a corporation duly
              ------------------------------
organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Seller is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its properties or the nature of its activities (including transactions giving rise to Receivables), or both, requires it to be so qualified or, if not so qualified, the failure to so qualify would not have a material adverse effect on its financial condition or results of operations or any Receivables.

          (b) Authority.  The Seller has the legal power and authority to
              ---------
execute and deliver this Agreement and each other Facility Document, to make the sales provided for herein and to perform its obligations under this Agreement and the other Facility Documents.

          (c) Execution and Binding Effect.  Each of this Agreement and the
              ----------------------------
other Facility Documents to which the Seller is a party has been duly executed and delivered by the Seller and (assuming the due and valid execution and delivery thereof by the other parties thereto), constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar Laws of general application relating to or affecting the enforcement of creditors' rights generally or by general principles of equity and will vest absolutely and unconditionally in the Buyer, a valid undivided ownership interest in the Purchased Assets purported to be assigned thereby, subject to no Liens whatsoever. Upon the filing of the necessary financing statements under the UCC as in effect in the jurisdiction whose Law governs the perfection of the Buyer's ownership interests in the Purchased Assets, the Buyer's ownership interests in the Purchased Assets will be perfected under Article Nine of such UCC, prior to and enforceable against all creditors of and purchasers from the Seller and all other Persons whatsoever (other than the Buyer and its successors and assigns).

          (d) Authorizations and Filings.  No authorization, consent, approval,
              --------------------------
license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or, in the opinion of the Seller, advisable in connection with the execution and delivery by the Seller of this Agreement and each of the other Facility Documents to which the Seller is a party, the consummation by the Seller of the transactions herein or therein contemplated or the performance by the Seller of or the compliance by the Seller with the terms and conditions hereof or thereof, to ensure the legality, validity or enforceability hereof or thereof, or to ensure that the Buyer will have a valid undivided ownership interest in and to the Receivables which is perfected and prior to all other Liens (including competing ownership interests), other than the filing of financing statements under the UCC in the jurisdiction of the Seller's Chief Executive Office.

          (e) Absence of Conflicts.  Neither the execution and delivery by the
              --------------------
Seller of this Agreement and each of the Facility Documents to which it is a party, nor the consummation by the Seller of the transactions herein or therein contemplated, nor the performance by the Seller of or the compliance by the Seller with the terms and conditions hereof or thereof, will (i) violate any Law or (ii) conflict with or result in a breach of or a default under (A) the Certificate of Incorporation or By-laws of the Seller or (B) any agreement or instrument, including, without limitation, any and all indentures, debentures, loans or other agreements to which the Seller is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, which would have a material adverse effect on the financial position or results of operations of the Seller or result in rendering any debt evidenced thereby due and payable prior to its maturity or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon any property (now owned or hereafter acquired) of the Seller. The Seller has not entered into any agreement with any Obligor prohibiting, restricting or conditioning the assignment of any portion of the Receivables.

          (f) Location of Chief Executive Office, etc.  As of the date hereof:
              ---------------------------------------
(i) the Seller's Chief Executive Office is located at the address for notices set forth in Section 8.3 hereof; (ii) the Seller has only the Subsidiaries and divisions listed on Exhibit E hereto; (iii) the offices where the Seller keeps all of its Records with respect to any Receivables are listed on Exhibit F hereto; and (iv) the Seller has, within the last 5 years, operated only under the trade names identified in Exhibit E hereto, and, within the last 5 years, has not changed its name, merged or consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy), except as disclosed in Exhibit E hereto.

          (g) Accurate and Complete Disclosure.  No information furnished in
              --------------------------------
writing by a Responsible Officer of the Seller pursuant to or in connection with this Agreement or any transaction contemplated hereby is false or misleading in any material respect as of the date of which such information was furnished (including by omission of material information necessary to make such information not misleading).

          (h) No Proceedings.  Except as set forth in Exhibit G, there are no
              --------------
actions, suits, investigations or proceedings pending, or to the knowledge of the Seller, threatened, against or affecting the Seller or its properties in or before any Official Body which (i) seeks any determination or ruling that might materially adversely affect (A) the performance by the Seller of its obligations under this Agreement or the Facility Documents or (B) the validity or enforceability of this Agreement, the Facility Documents, the Contracts or any material amount of the Receivables, (ii) asserts the invalidity of this Agreement or any of the other Facility Documents, or (iii) seeks to prevent the consummation of the transactions contemplated hereby or thereby.

          (i) Bulk Sales Act.  No transaction contemplated hereby requires
              --------------
compliance with any bulk sales act or similar law.

          (j) Litigation.  No injunction, decree or other decision has been
              ----------
issued or made by any Official Body that prevents, and to the knowledge of the Seller, no threat by any Person has been made to attempt to obtain any such decision that would have a material adverse impact on, the conduct by the Seller of a significant portion of the Seller's business operations or any portion of its business operations affecting the Receivables, and no litigation, investigation or proceeding of the type referred to in Section 5.1(g) hereof exists except as set forth on Exhibit G hereto. The Seller has paid on a timely basis all of its obligations arising out of judgments, proceedings or investigations except those which it is appealing in good faith.

          (k) Margin Regulations.  The use of all funds acquired by the Seller
              ------------------
under this Agreement will not conflict with or contravene any of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System as the same may be amended, supplemented or otherwise modified from time to time.

          (l) Taxes.  The Seller has timely filed all United States federal
              -----
income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns and paid or contested any assessment received by the Seller related to such returns.

          (m) Books and Records.  The Seller has indicated on its books and
              -----------------
records (including any computer files) that the Purchased Assets are the property of the Buyer. The Seller maintains at, or shall cause the Servicer to maintain at, one or more of their respective offices listed on Exhibit F hereto the complete records for the Receivables.

          (n) Creditor Approval.  The Seller has obtained from its creditors (i)
              -----------------
all approvals necessary to sell and assign the Receivables and (ii) releases of any security interests in the Receivables.

          (o) Financial Condition.  (x) The consolidated balance sheet of the
              -------------------
Seller and its Consolidated Subsidiaries as at September 30, 1998 and the related statements of income and cash flows of the Seller and its Consolidated Subsidiaries for the fiscal year then ended, certified by Ernst & Young LLP, independent accountants, or another nationally recognized firm of independent accountants, copies of which have been furnished to the Buyer, fairly present the consolidated financial position of the Seller and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of and changes in consolidated cash flows of the Seller and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP, and
(y) the unaudited consolidated balance sheet of the Seller and its Consolidated Subsidiaries as at December 31, 1998 and the related unaudited statements of income and cash flows of the Seller and its Consolidated Subsidiaries for the periods then ended, copies of which have been furnished to Buyer, fairly present the consolidated financial position of the Seller and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of and changes in consolidated cash flows of the Seller and its Consolidated Subsidiaries for the periods ended on such date, all in accordance with GAAP and
(z) since December 31, 1998, there has been no material adverse change in any such financial condition or results of operations or in the Seller's ability to perform its obligations under this Agreement.

          (p) Investment Company.  The Seller is not an "investment company" or
              ------------------
a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          (q) ERISA.  No event or condition is occurring or exists with respect
              -----
to any Plan or Multiemployer Plan concerning which the Seller would be under an obligation to furnish a report to the Buyer or the Administrative Agent in accordance with Section 5.1(r) hereof.

          (r) Separate Corporate Existence.  The Seller is entering into the
              ----------------------------
transactions contemplated by this Agreement in reliance on the Buyer's identity as a separate legal entity from the Seller and each of its Affiliates, and acknowledges that the Buyer and the other parties to the Facility Documents are similarly entering into the transactions contemplated by the other Facility Documents in reliance on the Buyer's identity as a separate legal entity from the Seller and each such other Affiliate.

          (s) No Fraudulent Conveyance.  The transactions contemplated by this
              ------------------------
Agreement and by each of the Facility Documents are being consummated by the Seller in furtherance of the Seller's ordinary business, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors. By its receipt of the

Purchase Price hereunder and its ownership of the capital stock of the Buyer, the Seller shall have received reasonably equivalent value for the Purchased Assets sold or otherwise conveyed to the Buyer under this Agreement.

          SECTION 3.2.  Representations and Warranties of the Seller With
                        -------------------------------------------------
Respect to Each Sale of Receivables.  By selling Receivables to the Buyer on
-----------------------------------
each Purchase Date, the Seller represents and warrants to the Buyer as of each such Purchase Date and only as to Receivables sold by the Seller to the Buyer hereunder on such Purchase Date (in addition to its other representations and warranties contained herein or made pursuant hereto) that:

          (a) Assignment.  This Agreement vests in the Buyer all the right,
              ----------
title and interest of the Seller in and to the Purchased Assets, and constitutes a valid sale of the Purchased Assets, enforceable against, and creating an interest prior in right to, all creditors of and purchasers from such Seller.

          (b) No Liens.  Each Receivable, together with the related Contract and
              --------
all purchase orders and other agreements related to such Receivable, is owned by the Seller free and clear of any Lien. When the Buyer makes a purchase of a Receivable it shall have acquired and shall continue to have maintained an undivided percentage ownership interest in such Receivable and in the Related Security and the Collections with respect thereto free and clear of any Lien (other than the Lien arising in connection with this Agreement). The Seller has not and will not prior to the time of the sale of any such interest to the Seller have sold, pledged, assigned, transferred or subjected to a Lien any of the Receivables, other than in accordance with the terms of this Agreement.

          (c) Filings.  On or prior to each Purchase Date, all financing
              -------
statements and other documents required to be recorded or filed in order to perfect and protect the Purchased Assets against all creditors of and purchasers from the Seller and all other Persons whatsoever have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings have been paid in full.

          (d) Credit and Collection Policy.  The Credit and Collection Policy
              ----------------------------
has been complied with in all material respects in regard to each Receivable and related Contract. The Seller has not extended or modified the terms of any Receivable or the related Contract except in accordance with the Credit and Collection Policy.

          (e) Nature of Receivables.  Each Receivable is, or will be, an
              ---------------------
eligible asset within the meaning of Rule 3a-7 promulgated under the Investment Company Act of 1940, as amended from time to time.

          (f) Bona Fide Receivables.  Each Receivable is an obligation of an
              ---------------------
Obligor arising out of a past, current or future sale or performance by the Seller, in accordance with the terms of the Contract giving rise to such Receivable. The Seller has no knowledge of any fact that should have led it to expect at the time of the initial creation of an interest in any Receivable hereunder that such Receivable would not be paid in full when due except with respect to any Dilution Factor. Each Receivable classified as an "Eligible Receivable" by the Seller in any document or report delivered hereunder satisfies the requirements of eligibility contained in the definition of Eligible Receivable at the time such document or report was delivered.


                                  ARTICLE IV

                             CONDITIONS PRECEDENT

          SECTION 4.1.  Conditions to Closing.  On or prior to the Closing Date,
                        ---------------------
theSeller shall deliver to the Buyer the following documents and instruments, all of which shall be in form and substance acceptable to the Buyer:

          (a) A certificate of the secretary or assistant secretary of the Seller certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and any other documents to be delivered by it hereunder (on which certificate the Buyer may conclusively rely until such time as the Buyer shall receive a revised certificate meeting the requirements of this clause (a)(i)), (ii) a copy of the Seller's by-laws, as amended and (iii) a copy of the resolutions of the Board of Directors (or any executive committee designated by the Board of Directors) of the Seller approving the transactions contemplated hereby;

          (b) The certificate of incorporation of the Seller certified as of the date reasonably near the date hereof by the Secretary of State of the Seller's jurisdiction of incorporation;

          (c) A good standing certificate for the Seller issued by the Secretary of State of the Seller's jurisdiction of incorporation dated a date reasonably near the date hereof;

          (d) A certificate of the Seller dated the date hereof, executed by a Responsible Officer of the Seller, setting forth each jurisdiction in which the Seller is qualified to do business as a foreign;

          (e) Acknowledgment copies of proper financing statements (Form UCC-1), dated a date reasonably near to the date hereof naming the Seller as the transferor (debtor) of the Purchased Assets and the Buyer as transferee (secured party) and other similar instruments or documents as may be necessary or in the opinion of the Buyer desirable under the Relevant UCC or any comparable law to perfect the Buyer's undivided ownership interest in the Purchased Assets;

          (f) Acknowledgment copies of proper financing statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person, that were previously granted by the Seller, in and to the Purchased Assets and all other Receivables, Related Security and Collections;

          (g) Certified copies of requests for information or copies (Form UCC-
11) (or a similar search report certified by parties acceptable to the Buyer) dated a date reasonably near the date hereof listing all effective financing statements which name the Seller (under its present name or any previous or "doing business" name) as transferor or debtor and which are filed in jurisdictions in which the filings were made pursuant to item (c) above together with copies of such financing statements (none of which shall cover any Receivables or related Contracts);

          (h) A favorable opinion or opinions of counsel for the Seller, dated the date hereof, relating to corporate matters, legality, validity and enforceability of this Agreement and the other Facility Documents to which the Seller is a party, perfection of the Seller's ownership interest in the Purchased Assets, true sale and non-consolidation and other matters, in form and substance reasonably acceptable to the Buyer;

          (i) An executed copy of the Subordinated Note;

          (j) An officer's certificate of the Seller dated the date hereof, executed by a Responsible Officer of the Seller, in form and substance acceptable to the Buyer; and

          (k) Such other documents as the Buyer may reasonably request.

          On or prior to the initial purchase hereunder, the Seller shall deliver to the Buyer evidence reasonably satisfactory to the Buyer of filing of financing statements described in clauses (b) and (c) above.

          SECTION 4.2.  Conditions to Purchases.  The Buyer's obligation to make
                        -----------------------
a Purchase on any Purchase Date shall be subject to satisfaction of the following applicable conditions precedent:

          (a) the truth and correctness of the representations and warranties in Sections 3.1 and 3.2 hereof as of such Purchase Date, as though made on and as of such date;

          (b) the Seller shall have taken all actions necessary or advisable to maintain a perfected first priority security interest of the Buyer in and to the Purchased Assets (including in and to the Receivables purchased on such Purchase
Date);

          (c) the satisfactory completion by the Buyer of any due diligence determined necessary by the Buyer with respect to the Receivables and the related Obligors and Contracts being Purchased on such date;

          (d) Either (i) undated duly executed lockbox transfer letters substantially in the form of Exhibits G-1 or G-2 to the Receivables Purchase Agreement or (ii) an executed lockbox letter agreement substantially in the form of Exhibits G-3 or G-4 to the Receivables Purchase Agreement addressed to or from, as applicable, each Permitted Lockbox Bank or Permitted Concentration Account Bank;

          (e) The Seller shall have delivered or caused to be delivered to the Buyer a computer file or tape containing a true and complete list of all Receivables, identified by account number, account name and by aggregate Outstanding Balance of each Receivable as of May 14, 1999; and

          (f) the receipt by the Buyer of all approvals, opinions or other documents as the Buyer shall have reasonably requested.


                                   ARTICLE V

                                   COVENANTS

          SECTION 5.1.  Covenants of the Seller.  At all times during the term
                        -----------------------
of this Agreement, unless the Buyer shall otherwise consent in writing:


          (a) Notice of Material Adverse Change.  Promptly upon becoming aware
              ---------------------------------
thereof, the Seller shall give the Buyer notice of any material adverse change in the business, operations, or financial condition of the Seller which reasonably could affect adversely the collectibility of the Receivables.

          (b) Preservation of Corporate Existence.  The Seller shall preserve
              -----------------------------------
and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Buyer hereunder or (ii) the ability of the Seller to perform its obligations under the Facility Documents.

          (c) Compliance with Laws.  The Seller shall comply in all material
              --------------------
respects with all Laws applicable to the Seller, its business and properties, and all Receivables.

          (d) Enforceability of Obligations.  The Seller shall take such actions
              -----------------------------
as are reasonable and within its power to ensure that, with respect to each Receivable, the obligation of any related Obligor to pay the unpaid balance of such Receivable in accordance with the terms of the related Contract remains legal, valid, binding and enforceable against such Obligor.

          (e) Books and Records.  The Seller shall, to the extent practicable,
              -----------------
maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of all Collections of and adjustments to each existing Receivable).

          (f) Customer List.  The Seller shall at all times maintain a current
              -------------
list (which may be stored on magnetic tapes or disks) of all Obligors under Contracts related to Receivables, including the name, address and account number of each such Obligor.

          (g) Litigation.  As soon as possible, and in any event within ten
              ----------
Business Days of Seller's knowledge thereof, the Seller shall give the Buyer notice of (i) any litigation, investigation or proceeding against the Seller which may exist at any time which could have a material adverse effect on the financial condition or results of operations of the Seller, materially impair the ability of the Seller to perform its obligations under this Agreement, or materially adversely affect the collectibility of the Receivables, and (ii) any material adverse development in any such previously disclosed litigation.

          (h) Notice of Relocation.  The Seller shall give the Buyer and
              --------------------
Administrative Agent 45 days' prior written notice of any relocation of its Chief Executive Office if, as a result of such relocation, the applicable provisions of the UCC of any applicable jurisdiction or other applicable Laws would require the filing of any amendment of any previously filed financing statement or continuation statement or of any new financing statement. The Seller will at all times maintain its Chief Executive Office within a jurisdiction in the United States in which Article Nine of the UCC (1972 or later revision) is in effect as of the date hereof or the date of any such relocation.

          (i) Further Information.  The Seller shall furnish or cause to be
              -------------------
furnished to the Buyer such other information as promptly as practicable, and in such form and detail, as the Buyer may reasonably request.

          (j) Fees, Taxes and Expenses.  The Seller shall pay all filing fees,
              ------------------------
stamp taxes, other taxes (other than taxes imposed directly on the overall net income of the Buyer) and expenses, including the fees and expenses set forth in
Section 2.8 hereof, if any, which are incurred or assessed on account of or arise out of this Agreement and the documents and transactions entered into pursuant to this Agreement.

          (k) Subordinated Note.  The Seller shall not transfer the Subordinated
              -----------------
Note to any Person.

          (l) Fulfillment of Obligations.  The Seller shall duly observe and
              --------------------------
perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with this Agreement and the Receivables, shall duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, shall do nothing to materially impair the rights, title and interest of the Buyer in and to the Purchased Assets, and shall pay when due (or contest in good faith) any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with the Receivables and their creation and satisfaction.

          (m) Copies of Reports, Filings, Etc.  The Seller shall furnish to the
              --------------------------------
Buyer, upon written request, as soon as practicable after the issuance, sending or filing thereof, copies of all proxy statements, financial statements, reports and other communications which the Seller sends to its security holders generally, and, if the Seller is required to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, copies of all regular, periodic and special reports which the Seller files with the Securities and Exchange

Commission or with any securities exchange on Forms 10-K, 10-Q, 8-K or any successor forms thereto. The Seller agrees that the Buyer may furnish any such reports to the Administrative Agent and the Buyer agrees that it shall, promptly upon receipt of such reports, deliver such reports to the Administrative Agent

          (n) Compliance with Credit and Collection Policy.  The Credit and
              --------------------------------------------
Collection Policy shall be complied with in all material respects with respect to each Receivable and related Contract.

          (o) Insurance.  The Seller shall keep insured all property of a
              ---------
character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

          (p) Audits.  At any reasonable time, and from time to time at the
              ------
Buyer's reasonable request upon notice the Seller shall permit the Buyer, or its agents or representatives, (i) to examine and make copies of and extracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Seller relating to the Receivables, including, without limitation, the related Contracts and Related Security, and (ii) to visit the offices and properties of the Seller for the purpose of examining the materials described in clause (i) above, and to discuss matters relating to the Receivables, and the Seller's performance under this Agreement with any of the officers, employees, or independent accountants of the Seller having knowledge of such matters. Following the occurrence of a Termination Event (as defined in the Receivables Purchase Agreement), the Seller shall reimburse the Buyer for all reasonable fees, costs and out-of-pocket expenses incurred by or on behalf of the Buyer promptly upon receipt of a written notice therefor.

          (q) ERISA Events.
              -------------

               (i) Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Seller or any ERISA Affiliate or any combination of such entities in excess of $10,000,000, the Seller shall give the Buyer a written notice specifying the nature thereof, what action the Seller or any ERISA Affiliate has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

               (ii) Promptly upon receipt thereof, the Seller shall furnish to the Buyer copies of (i) all notices received by the Seller or any ERISA Affiliate of the PBGC's intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Seller or any ERISA Affiliate from the sponsor of a Multiemployer Plan pursuant to
     Section 4202 of ERISA involving a withdrawal liability in excess of $10,000,000; and (iii) all funding waiver requests filed by the Seller or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $10,000,000, and all communications received by the Seller or any ERISA Affiliate from the Internal Revenue Service with respect to any such funding waiver request.

          (r) Separate Identity.  The Seller shall take all actions required to
              -----------------
maintain the Buyer's status as a separate legal entity, including, without limitation, (i) not holding the Buyer out to third parties as other than an entity with assets and liabilities distinct from the Seller and the Seller's Affiliates; (ii) not holding itself out to be responsible for the debts of the Buyer or, other than by reason of owning ownership interests in the Buyer, for any decisions or actions relating to the Buyer; (iii) if requested by the Administrative Agent following a Termination Event or Potential Termination Event, preparation of separate financial statements for the Buyer (which shall be audited by independent accountants if reasonably requested by the Administrative Agent); (iv) taking such other actions as are necessary on its part to ensure that all governance procedures required by its certificate of incorporation and by-laws are duly and validly taken; (v) keeping correct and complete records and books of account and minutes; and (vi) not acting in any other manner that could foreseeably mislead others with respect to the Buyer's separate identity.

          (s) Software.  The Seller shall use its reasonable efforts to enable
              --------
each of the Buyer, any agent of the Buyer and the Servicer (whether by license, sublicense, assignment or otherwise) to use all of the computer software used to account for the Receivables to the extent necessary to administer the Receivables.

          SECTION 5.2. Negative Covenants of the Seller. During the term of this
                       --------------------------------
Agreement, unless the Buyer shall otherwise consent in writing:

          (a) Statement for and Treatment of Sales.  The Seller shall not
              ------------------------------------
prepare any financial statements for financial accounting or reporting purposes which shall account for the transactions contemplated herein in any manner other than as a sale of the Purchased Assets to the Buyer.

          (b) No Rescissions or Modifications.  The Seller shall not rescind or
              -------------------------------
cancel any Receivable or related Contract or modify any terms or provisions thereof, or grant any Dilution Factor to an Obligor except in accordance with the Credit and Collection Policy, unless such Receivable has been deemed collected pursuant to Section 2.6 or repurchased pursuant to Section 2.5.

          (c) Name Change, Offices, Records and Books of Accounts.  The Seller
              ---------------------------------------------------
shall not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of the Relevant UCC) nor relocate its Chief Executive Office or any office where Records are kept unless it shall have: (i) given the Buyer at least fifteen (15) days prior written notice thereof and (ii) delivered to the Buyer all financing statements, instruments and other documents requested by the Buyer in connection with such change or relocation. The Seller shall at all times maintain its Chief Executive Office within a jurisdiction in the United States and in which Article 9 of the Relevant UCC is in effect and in the event it moves its Chief Executive Office to a location which may charge taxes, fees, costs, expenses or other charges to perfect the interests of the Buyer in the Receivables, it shall pay all taxes, fees, costs, expenses and other charges associated with perfecting interests of the Buyer in the Receivables and any other costs and expenses incurred in order to maintain the enforceability of this Agreement and the interest of the Buyer in the Receivables.

          (d) No Liens.  The Seller shall not cause any of the Receivables or
              --------
related Contracts, or any inventory or goods the sale of which may give rise to a Receivable, or any Permitted Lockbox and related Lockbox Account or the Concentration Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to a Lien, other than the sale and assignment of the Purchased Assets to the Buyer and the Liens created in connection with the transactions contemplated by this Agreement.

          (e) Liens on Inventory. The Seller shall not cause or permit any Lien
              ------------------
to be placed upon inventory or goods the sale of which may give rise to a Receivable unless (x) (i) any related security agreement, financing statements and any other related documents specifically exclude from such Lien the proceeds of the sale of such inventory or goods and (ii) the Buyer or any assignee or transferee thereof has reviewed such security agreement, financing statements and related documents or (y) the entity for whose benefit such Lien is granted or arises releases or has released the Lien at or prior to the time an invoice is sent for payment upon the sale of such inventory or goods.

          (f) Consolidations, Mergers and Sales of Assets.  The Seller shall not
              -------------------------------------------
(i) consolidate or merge with or into any other Person, or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; provided that the Seller may merge or consolidate with another Person if the Seller is the corporation surviving such merger.

          (g) No Changes.  The Seller shall not make any material adverse change
              ----------
in its Credit and Collection Policy or in its current payment terms with respect to Receivables without prior written notification to and consent of the Buyer and the Seller shall not change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-402(7) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Buyer at least 45 days' prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading.

          (h) Change in Payment Instructions to Obligors.  The Seller shall not
              ------------------------------------------
make any change in its instructions to Obligors regarding payments to be made with respect to the Receivables (other than changes with respect to the mailing addresses for remittances) unless the Buyer shall have received, at least ten
(10) Business Days before the proposed effective date therefor, written notice of such change.

          (i) ERISA Matters.  The Seller shall not permit any event or condition
              -------------
which is described in any of clauses (i) through (vi), clause (viii) or clause
(x) of the definition of "Event of Termination" to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months, involves the payment of money by or an incurrence of liability of the Seller or any ERISA Affiliate, or any combination of such entities in an amount in excess of $10,000,000.

                                   ARTICLE VI

                                  TERMINATION

  SECTION 6.1.  Term.  This Agreement shall commence as of the date of execution
                ----
and delivery hereof and shall continue in full force and effect until the earlier of (a) the termination of the Receivables Purchase Agreement unless extended by the Seller in its sole discretion and (b) upon the occurrence of any of the following events: the Buyer or the Seller shall (i) become insolvent or experience an Event of Bankruptcy, or (ii) become unable for any reason to convey or reconvey Receivables in accordance with the provisions of this Agreement; provided, however, that (A) the termination of this Agreement
           --------  -------
pursuant to this Section 6.1 shall not discharge any Person from any obligations incurred prior to such termination, including, without limitation, any obligations to repurchase Receivables sold prior to such termination pursuant to
Section 2.5 hereof and (B) the indemnification and payment provisions set forth in Article VII hereof and the provisions and agreement set forth in Section 8.10 hereof shall be continuing and shall survive termination of this Agreement. Neither the Seller nor the Buyer will extend the term of this Agreement with an intent to mitigate losses on the Receivables previously sold by the Seller to the Buyer hereunder.

  SECTION 6.2.  Effect of Termination.  No termination or rejection or failure
                ---------------------
to assume the executory obligations of this Agreement in the Event of Bankruptcy of the Seller or the Buyer shall be deemed to impair or affect the obligations pertaining to any executed sale or executed obligations, including, without limitation, pretermination breaches of representations and warranties by the Seller or the Buyer.

                                  ARTICLE VII

                                INDEMNIFICATION

  SECTION 7.1.  Expenses.  The Seller agrees, upon receipt of a written invoice,
                --------
to pay or cause to be paid, and to save the Buyer harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, attorneys', accountant's and other third parties' fees and expenses, any filing fees and expenses incurred by officers or employees of the Buyer, but excluding salaries and similar overhead costs of the Buyer) incurred by or on behalf of the Buyer (i) in connection with the negotiation, execution, delivery and preparation of the Facility Documents and the transactions contemplated by or undertaken pursuant to or in connection herewith or therewith (including, without limitation, the perfection or protection of the Buyer's interest in the Purchased Assets) and (ii) from time to time (a) relating to any requested amendments, waivers or consents under the Facility Documents, (b) arising in connection with the Buyer's enforcement or preservation of its rights (including, without limitation, the perfection and protection of its interest in the Receivables) under the Facility Documents, or (c) arising in connection with any dispute, disagreement, litigation or preparation for litigation involving the Facility Documents.

          SECTION 7.2.  Indemnity for Taxes, Reserves and Expenses..
                        -------------------------------------------

          (a) If after the date hereof, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

               (i) shall subject the Buyer and any permitted assigns (collectively, the "Indemnified Parties") to any tax, duty or other charge
                         -------------------
     with respect to the Facility Documents, the Purchased Assets, or payments of amounts due thereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of the Facility Documents or the Purchased Assets or payments of amounts due thereunder or its obligation to advance funds in respect of the Facility Documents or the Purchased Assets (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party); or

               (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting the Facility Documents, the Purchased Assets, or payments of amounts due thereunder or its obligation to advance funds in respect of the Facility Documents or the Purchased Assets; or

               (iii) imposes upon any Indemnified Party any other expense (including, without limitation, reasonable attorneys' fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to the Facility Documents, the Purchased Assets or payments of amounts due thereunder or its obligation to advance funds in respect of the Facility Documents or the Purchased Assets;

and the result of any of the foregoing is to increase the cost to such Indemnified Party with respect to the Facility Documents, the Purchased Assets, the obligations thereunder, the funding of any purchases thereunder, by an amount deemed by such Indemnified Party to be material, then, within 10 days after demand by the Indemnified Party (or the Buyer on behalf of the

Indemnified Party), the Seller shall pay to the Indemnified Party such additional amount or amounts as will compensate such Indemnified Party for such increased cost.

          (b) If any Indemnified Party shall have determined that, after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of Law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party's obligations under or with respect to the Facility Documents to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within 10 days after demand by the Indemnified Party (or the Buyer on behalf of the Indemnified Party), the Seller shall pay to such Indemnified Party such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction.

          (c) The Indemnified Party (or the Buyer on behalf of the Indemnified Party) will promptly notify the Seller of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 7.2. A notice by the Indemnified Party (or the Buyer on behalf of the Indemnified Party), claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Indemnified Party (or the Buyer on behalf of the Indemnified Party) may use any reasonable averaging and attributing methods. Payment of any indemnification amount under this Section 7.2 shall be contingent on delivery of a certificate by the Buyer (on behalf of the relevant Indemnified Party) to the Seller setting forth in reasonable detail the calculation employed by such Indemnified Party in determining the amount of such compensation claim.

          (d) Each Indemnified Party agrees that it will use reasonable efforts to reduce or eliminate any claim for indemnity pursuant to this Section 7.2 including, subject to applicable Law, a change in the funding office of such Indemnified Party; provided, however, that nothing contained herein shall
                   --------  -------
obligate any Indemnified Party to take any action that imposes on such Indemnified Party any additional costs or legal or regulatory burdens which such Indemnified Party reasonably considers material, nor which, in such Indemnified Party's reasonable opinion, would have an adverse effect on its business, operations or financial condition.

          SECTION 7.3.  Indemnity.
                         ---------

          (a) The Seller agrees to indemnify, defend and save harmless each Indemnified Party, other than for the indemnitee's own gross negligence or willful misconduct, forthwith on demand, from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, all reasonable attorneys' fees and expenses, expenses incurred by their respective credit recovery groups (or any successors thereto) and expenses of settlement, litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any Person (including, without limitation, any Obligor or any other Person whether on its own behalf or derivatively on behalf of the Seller) arising from or incurred in connection with (i) any breach of a representation, warranty or covenant by the Seller made or deemed made hereunder or in connection herewith or the transactions contemplated hereby or any statements made by any Responsible Officer of the Seller in connection herewith or the transactions contemplated hereby which shall have been incorrect in any material respect when made, (ii) any action taken or, if the Seller is otherwise obligated to take action, failed to be taken, by the Seller with respect to the Purchased Assets or any of its obligations hereunder including, without limitation, the Seller's failure to comply with an applicable Law or regulation,
(iii) any failure to vest and maintain vested in the Buyer the ownership of the Purchased Assets, free and clear of any Lien or other adverse claim, whether existing at the time of Purchase of such Receivables or at any time thereafter,
(iv) any failure to pay when due any taxes, including without limitation any sales tax, excise tax or other similar tax or charge payable in connection with the Receivables and their creation or satisfaction, (v) any products liability claim arising out of or which relates to the Purchased Assets or the Receivables or the related Contracts, or (vi) any dispute, suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, on tort, on contract or otherwise, before any Official Body which arises out of or relates to the Facility Documents, the Purchased Assets or the Receivables or the related Contracts, or the use of the proceeds of the sale of the Purchased Assets or the Receivables pursuant hereto; provided that
                                                                 --------
nothing in this Section 7.3(a) shall be deemed to provide indemnity (i) to the Indemnified Parties for credit losses due to Defaulted Receivables or (ii) to the Indemnified Parties for matters covered pursuant to Section 7.2 hereof.

          (b) Promptly upon receipt by any Indemnified Party under this Section
7.3 of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against such Indemnified Party, such Indemnified Party shall, if a claim in respect thereof is to be made against the Seller hereunder, notify the Seller in writing of the commencement thereof. The Seller may participate in and assume the defense of any such suit, action, claim, proceeding or investigation at its expense, and no settlement thereof shall be made without the approval of the Seller and the Indemnified Party. The approval of the Seller will not be unreasonably withheld or delayed. After notice from the Seller to the indemnified party of its intention to assume the defense thereof with counsel reasonably satisfactory to the Buyer and so long as the Seller so assumes the defense thereof in a commercially reasonably manner, the Seller shall not be liable for any legal expenses of counsel unless there shall be a conflict between the interests of the Seller and the Indemnified Party.

          (c) Each Indemnified Party shall use its good faith efforts to mitigate, reduce or eliminate any losses, expenses or claims for indemnification.

                                  ARTICLE VIII

                                 MISCELLANEOUS

          SECTION 8.1. Survival. The indemnification and payment provisions
                       --------
of Article VII shall be continuing and shall survive any termination of this Agreement, subject to applicable statutes of limitation; provided, however, that any such
                                   --------  -------
indemnification or payment claim must be presented to the Seller within ten (10) Business Days after the Buyer receives notice or otherwise becomes aware of such claim.

     SECTION 8.2.  Waivers; Amendments.  No failure or delay on the part of the
                   -------------------
Buyer in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by Law. Any provision of this Agreement may be waived or amended in writing by the parties hereto, with the consent of the Administrative Agent.

     SECTION 8.3.  Notices.  Except as provided below, all communications and
                   -------
notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth hereunder or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.3 and the appropriate written confirmation is received or, if given by any other means, when received at the address specified in this Section 8.3. The Seller further agrees to deliver promptly to the Buyer a written confirmation of each telephonic notice signed by an authorized officer of the Seller. However, the absence of such confirmation shall not affect the validity of such notice.

  If to the Buyer:
  ---------------

  AmeriSource Receivables Financial Corporation
  300 Chester Field Parkway
  Malvern, PA  19355
  Telephone: (610) 993-3424
  Telecopy:  (610) 993-9085
  Attention: John Aberant

  If to the Seller:
  ----------------

  AmeriSource Corporation
  300 Chester Field Parkway
  Malvern, PA  19355
  Telephone: (610) 993-3424
  Telecopy:  (610) 993-9085
  Attention: John Aberant

     SECTION 8.4. Governing Law; Submission to Jurisdiction; Integration.  THIS
                  ------------------------------------------------------
AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Seller hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any

New York State Court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Seller and the Buyer hereby irrevocably waive, to the fullest extent they may effectively do so, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 8.4 shall affect the right of the Buyer to bring any action or proceeding against the Seller or its properties in the courts of other jurisdictions.

  SECTION 8.5.  Records.  All amounts calculated or due hereunder shall be
                -------
determined from the records of the Buyer, which determinations shall be conclusive absent manifest error.

  SECTION 8.6.  No Implied Waiver; Cumulative Remedies.  No course of dealing
                --------------------------------------
and no delay or failure of the Buyer in exercising any right, power or privilege under the Facility Documents shall affect any other or future exercise thereof or the exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Buyer under the Facility Documents are cumulative and not exclusive of any rights or remedies which the Buyer would otherwise have.

  SECTION 8.7.  No Discharge.  The obligations of the Seller under this
                ------------
Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by (a) any exercise or nonexercise of any right, remedy, power or privilege under or in respect of this Agreement or applicable Law, including, without limitation, any failure to set-off or release in whole or in part by the Buyer of any balance of any deposit account or credit on its books in favor of the Buyer or any waiver, consent, extension, indulgence or other action or inaction in respect of any thereof, or (b) any other act or thing or omission or delay to do any other act or thing which would operate as a discharge of the Buyer as a matter of law.

  SECTION 8.8.  Prior Understandings.  This Agreement sets forth the entire
                --------------------
understanding of the parties relating to the subject matter hereof, and supersedes all prior understandings and agreements, whether written or oral.

  SECTION 8.9.  Successors and Assigns.  This Agreement shall be binding on the
                ----------------------
parties hereto and their respective successors and assigns; provided, however,
                                                            --------  -------
that the Seller may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of the Buyer and the Administrative Agent. No provision of this Agreement shall in any manner restrict the ability of the Buyer to assign, participate, grant security interests in, or otherwise transfer any portion of the Purchased Assets owned by the Buyer. The Seller hereby agrees and consents to the complete assignment by the Buyer of all of its rights under, interest in, title to and obligations under this Agreement to the Administrative Agent (for the benefit of the Owners as described in the Receivables Purchase Agreement).

  SECTION 8.10.  No Petition.  The Seller agrees that, prior to the date which
                 -----------
is one year and one day after the date upon which all obligations of the Buyer to the Seller hereunder and under the Subordinated Note are paid in full and all other indebtedness of the Buyer are paid in full, it will not institute against, or join any other Person in instituting against, the Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the Laws of the United States or any state of the United States.

  SECTION 8.11.  No Recourse.  The obligations of the Seller and the Buyer under
                 -----------
this Agreement are solely the obligations of the Seller and the Buyer and shall be without recourse to any Affiliate of the Seller.

  SECTION 8.12.  Severability; Counterparts, Waiver of Setoff.  This Agreement
                 --------------------------------------------
may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any other provision in such jurisdiction or such provision in any other jurisdiction. The Seller hereby agrees to waive any right of setoff which it may have or to which it may be entitled against the Buyer and its assets.

  SECTION 8.13.  Confidentiality.  The Buyer and  the Seller shall hold all non-
                 ---------------
public information obtained pursuant to this Agreement and the transactions contemplated hereby or effected in connection herewith in accordance with customary procedures for handling confidential information of this nature and in any event may make disclosure (a) reasonably required by a bona fide transferee,
(b) necessary in order to obtain any consents, approvals, waivers or other arrangements required to permit the execution, delivery and performance by the Seller of this Agreement, or (c) as required or requested by any governmental body, agency or instrumentality, regulatory authority, court, tribunal or arbitrator or pursuant to legal process or required by applicable Law.

  SECTION 8.14.  Third Party Beneficiary.  The parties hereto agree that the
                 -----------------------
Administrative Agent shall be the third-party beneficiary of this Agreement and shall have full right, power and authority to enforce the Buyer's obligations and the obligations of the Seller under this Agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above set forth.


                                       AMERISOURCE RECEIVABLES FINANCIAL
                                       CORPORATION,
                                         as Buyer


                                       By:
                                           ----------------------------------
                                             Name:
                                             Title:


                                       AMERISOURCE CORPORATION,
                                         as Seller


                                       By:
                                           ----------------------------------
                                             Name:
                                             Title:

                  [Signature Page to the Purchase Agreement]